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FOR IMMEDIATE RELEASE

CONTACTS:

Mark A. King
EVP and Chief Financial Officer
ACS
(214) 841-8007
mark_king@acs-inc.com

                     ACS TENDER OFFER FOR BRC SHARES TO PROCEED

DALLAS, TEXAS - December 1, 1998 - ACS (Affiliated Computer Services, Inc.;
NYSE: ACS) today announced that in connection with its tender offer for 8,704,238 shares of the common stock of BRC Holdings, Inc. (NASDAQ: BRCP) the Delaware Chancery Court has agreed to permit the offer to proceed upon the sending to BRC's stockholders additional information which has been submitted to the court regarding the tender offer. This ruling stemmed from the Court's earlier ruling on November 25, 1998, which denied the motion of Matador Capital Management Corp. to enjoin the tender offer except insofar as it sought to require the dissemination of the above referenced information, which is expected to be mailed to BRC's stockholders within the next 24 hours.

Jeff Rich, President and COO of ACS said, "The tender offer, which was extended earlier today, is now set to close at 12:00 Midnight New York City time, on Monday, December 14, 1998. As of yesterday, 6,194,131 shares of BRC stock had been tendered pursuant to the tender offer. We are obviously pleased with the Court's decision, which allows BRC shareholders the opportunity to accept our offer."

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside ACS' control, that could cause actual results to differ materially from such statements.


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While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel. These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including the most recent Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.

ACS is based in Dallas, Texas, and has operations primarily in North America, as well as Central America, South America, Europe and the Middle East. ACS provides a full range of information technology services, including technology outsourcing, business process outsourcing, electronic commerce, professional services and systems integration. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". Visit ACS on the Internet at www.acs-inc.com.

BRC Holdings, Inc., based in Dallas, Texas, is an information technology services firm with 30 years experience providing consulting, project management, technical support and system services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems and document management. For more information about BRC, visit the company's web site at www.brcp.com.



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